Exhibit 21

                               GENTA INCORPORATED
                         SUBSIDIARIES OF THE REGISTRANT

Androgenics Technologies, Inc., a Delaware corporation, is a wholly owned subsidiary of Genta Incorporated.

Genko Scientific Inc., a California corporation, is a wholly owned subsidiary of Genta Incorporated.

Genta Salus LLC, a Delaware limited liability company, is a wholly owned subsidiary of Genta Incorporated.


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